UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2017

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2017, in connection with a proposed underwritten follow-on public offering, the Company entered into a letter agreement (the “Letter Agreement”) with the holders (the “Preferred Holders”) of all of the outstanding shares of the Company’s redeemable convertible preferred stock (the “Redeemable Convertible Preferred”). A copy of the Letter Agreement is filed herewith as Exhibit 10.1.

Pursuant to the Letter Agreement, the Preferred Holders agreed, subject to the completion of the offering, to optionally convert all of their shares of Redeemable Convertible Preferred, to the extent not subject to Conversion Blockers, into common stock and consented, if applicable, to the repurchase of the residual shares of common stock that would be issuable but for the conversion blockers (the “Residual Shares”) for $0.0001 per share. “Conversion Blockers” refers to the beneficial ownership limitations in the Company’s Certificate of Designation of the Redeemable Convertible Preferred, which include (i) a 19.99% blocker provision to comply with NASDAQ Listing Rules, (ii) if so elected by a holder, a 9.99% blocker provision that will prohibit beneficial ownership of more than 9.99% of the outstanding shares of the Company’s common stock or voting power at any time, and (iii) ownership limitations resulting from applicable regulatory restrictions. After the conversion and redemption, no shares of Redeemable Convertible Preferred will remain outstanding.

The Letter Agreement also provides for Preferred Holders to waive and amend certain provisions in an amended and restated registration rights agreement by and among the Company and the Preferred Holders party thereto (the “Registration Rights Agreement”). In consideration for the Preferred Holders agreeing to the optional conversion of the Redeemable Convertible Preferred and to a waiver under and certain amendments to the Registration Rights Agreement, the Company agreed to issue to the Preferred Holders pre-funded warrants (the “Pre-Funded Warrants”) exercisable in part or in whole at any time upon grant for shares of the Company’s common stock at a price per share of $0.0001 per share. Each Preferred Holder may elect to receive shares of the Company’s common stock in lieu of the Pre-Funded Warrants that would otherwise be issued to such Preferred Holder subject to any applicable Conversion Blockers. Under the Letter Agreement, the number of shares allocable to each Preferred Holder will be calculated based on the sum of (i) the number of shares of common stock into which the additional dividend accruals on the Redeemable Convertible Preferred that such Preferred Holders would have been entitled to receive up to and including March 31, 2018 are convertible, calculated immediately prior to the effectiveness of the conversion, and (ii) any Residual Shares repurchased, or to be repurchased, from such Preferred Holder by the Company as described above (collectively, the “Additional Investor Shares”). The formula for the Additional Investor Shares assumes (1) a conversion price of $3.19 per share of Redeemable Convertible Preferred; (2) application of a dividend rate of 12% per annum from April 11, 2017 to October 27, 2017, and (3) application of a dividend rate of 8% per annum commencing from October 28, 2017 through March 31, 2018.

The above description of the Letter Agreement is qualified in its entirety by reference to Exhibit 10.1 filed herewith.

Item 7.01 Regulation FD Disclosure.

On December 13, 2017, Dicerna Pharmaceuticals, Inc. (“Dicerna”), issued a press release announcing the launch of an underwritten follow-on public offering. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement entered into on December 13, 2017 by and between Dicerna Pharmaceuticals, Inc. and the holders of its redeemable convertible preferred stock.

99.1*	Press Release titled “Dicerna Announces Proposed Public Offering of Common Stock” issued by Dicerna Pharmaceuticals, Inc. on December 13, 2017.

* Exhibit 99.1 is furnished as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICERNA PHARMACEUTICALS, INC.

Date: December 13, 2017	By:	/s/ Douglas M. Fambrough, III
Douglas M. Fambrough, III, Ph.D. Chief Executive Officer